Exhibit 99.1

For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

Claimsnet Executes Amended Acquisition Agreement with TransCoastal Corporation

DALLAS, Texas – April 30, 2013 - Claimsnet.com (OTCBB: CLAI.OB), a provider of business-to-business Electronic Data Interchange (EDI) solutions for the healthcare industry, announced today that it has entered into an Amended Acquisition Agreement (the “Amended Agreement”) to acquire TransCoastal Corporation. (“TransCoastal”), also located in Dallas, Texas.

The Amended Agreement was signed on April 24, 2013. The Amended Agreement amends the original agreement (the “Agreement”) between the parties that was signed on March 18, 2013.  Pursuant to the Agreement, Claimsnet agrees to purchase all of the TransCoastal's outstanding common shares.  The purchase price shall be in the form of certificates of Claimsnet's preferred shares, issued to TransCoastal’s selling shareholders in the aggregate amount of up to 4,000,000preferred shares (the "Exchange Shares").

The Claimsnet Preferred Stock would be a new Series F, and each share of the Claimsnet Preferred Stock would be convertible into 1,170.076 shares of Claimsnet Common Stock, subject to adjustments for stock dividends, stock splits and similar events; provided that such conversion right is conditioned on the existence of a sufficient number of authorized but unissued shares of Claimsnet Common Stock being available to effectuate such conversion.  The Claimsnet Preferred Stock shall vote together with the Claimsnet Common Stock on an as-converted basis and not as a separate class except (i) that so long as at least 1,000,000 shares of the Claimsnet Preferred Stock are outstanding, the Claimsnet Preferred Stock as a class are entitled to elect three (3) members of the Board, who shall constitute a majority of the Board, and (ii) as required by law.  The term “as-converted basis” applies even if the condition for the conversion of the Claimsnet Preferred Stock into shares of Claimsnet Common Stock has not been met at such time.  The Claimsnet Preferred Stock would also have the other attributes as set forth in Schedule 2.1 to the Amended Agreement.

At the Closing, the current Class II directors, Thomas Michel and John Willems, will resign and David May and Stuart Hagler, affiliates of TransCoastal, will fill such vacancies.  Also an additional Class I director position will be created, and Andy Westmoreland, an affiliate of TransCoastal, will fill such vacancy.  These directorships shall become effective in accordance with Rule 14f-1 of the Securities Exchange Act.

Claimsnet’s obligation to close the transaction is subject, among other things, to TransCoastal’s selling shareholders having completed and delivered to Claimsnet the Investment Letter in a form substantially similar to the form attached as Exhibit B to the Amended Agreement and having delivered their stock certificates for TransCoastal Shares and stock powers such that Claimsnet will acquire at Closing not less than 90% of TransCoastal Shares.

TransCoastal’s obligation to close the transaction is subject, among other things, to Claimsnet’s Board having approved the Certificate of Designation with respect to the Series F Preferred Stock and Claimsnet having duly filed the Certificate of Designation with the Secretary of State of the State of Delaware.  Also, Claimsnet must obtain the cancellation of all outstanding warrants, options, conversion or similar rights relating to shares of Claimsnet Common Stock.

Pursuant to the Amended Agreement, it is contemplated that Claimsnet will place, at the time of the Closing, all the assets and liabilities constituting the current business operations of Claimsnet into a separate wholly owned subsidiary of ("Claimsnet Subsidiary") and to seek to sell the Claimsnet Subsidiary by the end of the second quarter the to certain debt holders (the “Debt Holders”) of Claimsnet in exchange for the cancellation by the Debt Holders indebtedness owed to the Debt Holders by Claimsnet.  The Debt Holders are expected to be Thomas Michel, a director of Claimsnet, and National Financial Corporation and J.R. Schellenberg, who are principal stockholders of Claimsnet.

The Agreement provides that it will terminate and be null and void if the transaction does not close by May 31, 2013.

The Company has filed a Form 8-K with the Securities and Exchange Commission relating to the Amended Agreement.  The Form 8-K contains the Amended Agreement as an exhibit and describes, among other things, certain changes in the Amended Agreement from the Agreement.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE SECURITIES OF CLAIMSNET.  ANY OFFER OF SECURITIES MADE BY CLAIMSNET OR OTHER PERSON ON BEHALF OF CLAIMSNET MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY THE CLAIMSNET AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES OFFERED HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS. THIS PRESS RELEASE DOES NOT PURPORT TO BE AN ALL ENCOMPASSING DISCLOSURE, AND A COPY OF THE FINAL AGREEMENT IS ATTACHED AS AN EXHIBIT WITH THE 8-K TO BE FILED WITH THE SEC.

About Claimsnet.com - Claimsnet.com inc. is a provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet and on the information set forth in this release may be found at the Company’s web site at http://www.claimsnet.com, as well as at the SEC's website at www.sec.gov.

About TransCoastal Corporation – TransCoastal is an oil and gas exploration and production company focused on the development of oil and gas reserves in Texas and the Southwest region of the United States.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to our ability to access external sources of capital to satisfy our capital requirements, our ability to comply with existing and future governmental regulations, such as HIPAA, the success of our marketing strategies, actions of Claimsnet’s competitors, our dependence on business partners and distribution channels, and continued use by the Company of the Internet. Further information on Claimsnet’s risk factors is contained in Claimsnet’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.
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